Exhibit 99.1

IPG PHOTONICS ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS
OXFORD, Mass. – October 29, 2019 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2019.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data and percentages)	2019	2018	Change	2019	2018	Change
Revenue	$329.1	$356.3	(8)%	$1,008.0	$1,129.8	(11)%
Gross margin	46.4%	54.8%		47.8%	56.1%
Operating income	$74.1	$123.9	(40)%	$233.6	$427.4	(45)%
Operating margin	22.5%	34.8%		23.2%	37.8%
Net income attributable to IPG Photonics Corporation	$57.3	$100.5	(43)%	$184.7	$328.5	(44)%
Earnings per diluted share	$1.07	$1.84	(42)%	$3.43	$5.97	(43)%

Management Comments
"Despite the challenging macroeconomic backdrop and competitive landscape in China, we demonstrated good progress selling ultra high power lasers, new products, accessories and complete laser systems." said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Effective operational execution by our dedicated global team resulted in strong operating and free cash flow during the quarter."
Dr. Gapontsev added, "In response to the current business environment, we initiated certain expense reduction initiatives during the quarter and continue to assess our cost structure. In addition, we are responding with a multi-pronged strategy of product cost reduction, implementing differentiated features on our core products and leveraging the largest R&D investment in the laser industry to launch leading edge laser products for new markets. These measures, in conjunction with modest market recovery, should increase the Company's industry-leading margin profile from current levels."
Financial Highlights
Third quarter revenue of $329 million decreased 8% year over year. Currency depreciation relative to the exchange rates assumed in our third quarter guidance reduced revenue by $5 million. Materials processing sales decreased 8% year over year due to lower sales in cutting and 3D printing applications, while sales into other applications increased 5% year over year. Materials processing sales accounted for 93% of total revenue. The acquisition of Genesis Systems Group contributed $20 million during the quarter.
Sales of high power continuous wave (CW) lasers, representing 56% of total revenue, decreased 19% year over year. Sales of fiber lasers at 6 kilowatts of power or greater were 50% of all high power CW laser sales, and high power CW lasers at 10 kilowatts or greater increased 3% year over year. Sales of other high power lasers declined year over year due to the weaker demand environment in China and Europe and lower average selling prices. By region, sales decreased 24% in China, 10% in Europe, were flat in Japan and increased 32% in North America on a year over year basis.
Earnings per diluted share ("EPS") of $1.07 decreased 42% year over year. Foreign exchange losses reduced EPS by $0.01. The effective tax rate in the quarter was 26%, which benefited from certain discrete tax items. During the third quarter, IPG generated $92 million in cash from operations. Capital expenditures were $21 million and stock repurchases totaled $24 million.
Cost Reduction Program and Impairment Charges
During the fourth quarter IPG began implementing a cost reduction program in response to continued global macroeconomic, competitive and geopolitical headwinds. The Company expects to reduce annualized operating expenses by approximately $30 million, with the full impact being achieved as it exits the fourth quarter of fiscal 2019. As part of this program the Company will reduce global headcount by more than 300 positions and decrease other direct labor costs and expenses. IPG has implemented a hiring freeze and expects limited replacement of workforce attrition to result in further headcount reductions. IPG also anticipates consolidating a small number of facilities over time. These actions will result in restructuring charges of approximately $1 million primarily attributable to termination benefits, most of which will be recorded in the fourth quarter.
IPG is performing its annual assessment of goodwill impairment, which occurs in the fourth quarter each year. Management is currently in the process of updating forecasts and completing strategic reviews related to its business units that have goodwill and other long-lived assets. While this process is not yet complete, the Company currently expects that impairment charges will be recorded in the fourth quarter, primarily related to the communications business. The goodwill and other long-lived assets within the communications business that are subject to assessment total approximately $60 million. The magnitude of any impairment charges depend on and are sensitive to our long term forecast models and assumptions used in the valuation process, which are being performed in the fourth quarter.
Business Outlook and Financial Guidance
"As widely reported, demand for industrial automation equipment remains subdued. This market softness impacted our third quarter book-to-bill ratio, which was under 1.0 and below normal seasonality. Looking forward, we will rely on our core scientific strengths and strong cash flow to optimize investment in strategic initiatives critical to the long-term success of the Company, including a greater mix of high power lasers, differentiated features and new solutions. Furthermore, we intend to focus our highly trained workforce on our new leading edge, higher margin products as they gain market acceptance, while reducing the resources deployed to manufacture lower margin products. When combined with planned cost reductions, we believe this strategy will enable us to better compete today and to capitalize on the eventual rebound in end market demand," said Dr. Gapontsev.
For the fourth quarter of 2019, IPG expects revenue of $270 million to $300 million. The Company expects the fourth quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.55 to $0.95, with 52.9 million basic common shares outstanding and 53.6 million diluted common shares outstanding. Our EPS guidance range includes approximately $0.02 impact from restructuring charges in the fourth quarter. This guidance excludes any EPS impact from charges that might arise from our annual assessment of goodwill impairment.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.92, Russian Ruble 64, Japanese Yen 108 and Chinese Yuan 7.07, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Third Quarter 2019 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, October 29, 2019 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, our strategy to employ product cost reductions, implement differentiated features on core products and leverage R&D investment for leading edge laser products for new markets, any market or demand recovery, our ability to increase our margin profile from current levels, a reduction in annualized operating expenses and the timing thereof in connection with our cost reduction program, headcount reductions, decrease of other direct labor costs and expenses, consolidation of facilities, restructuring charges and the timing thereof, amount and type of expected impairment charges and the timing thereof, reliance on core scientific strengths and strong cash flow to optimize investment in strategic initiatives, our workforce focus on leading edge, higher margin products, reduction of resources deployed to manufacture of lower margin products, our ability to better compete and capitalize on a rebound in end market demand, revenue, tax rate and earnings guidance for Q4 2019 and the impact of restructuring charges and goodwill impairment on EPS. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Quarterly Report on Form 10-Q (filed with the SEC on August 6, 2019) and its reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except per share data)
Net sales	$329,138	$356,346	$1,007,954	$1,129,823
Cost of sales	176,280	161,162	525,948	496,303
Gross profit	152,858	195,184	482,006	633,520
Operating expenses:
Sales and marketing	18,969	13,479	58,907	41,531
Research and development	32,160	30,909	99,528	91,268
General and administrative	26,776	25,245	82,526	74,857
Loss (gain) on foreign exchange	808	1,688	7,495	(1,489)
Total operating expenses	78,713	71,321	248,456	206,167
Operating income	74,145	123,863	233,550	427,353
Other income (expense), net:
Interest income, net	3,734	3,884	11,737	4,925
Other income (expense), net	(520)	423	129	1,252
Total other income	3,214	4,307	11,866	6,177
Income before provision of income taxes	77,359	128,170	245,416	433,530
Provision for income taxes	(20,232)	(27,418)	(60,852)	(104,827)
Net income	57,127	100,752	184,564	328,703
Less: net (loss) income attributable to non-controlling interests	(126)	235	(120)	235
Net income attributable to IPG Photonics Corporation	$57,253	$100,517	$184,684	$328,468
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.08	$1.88	$3.48	$6.12
Diluted	$1.07	$1.84	$3.43	$5.97
Weighted average shares outstanding:
Basic	52,928	53,571	53,073	53,677
Diluted	53,622	54,696	53,864	54,995

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2019	2018
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$580,329	$544,358
Short-term investments	498,508	500,432
Accounts receivable, net	252,926	255,509
Inventories	417,163	403,579
Prepaid income taxes	50,693	43,782
Prepaid expenses and other current assets	65,896	57,764
Total current assets	1,865,515	1,805,424
Deferred income taxes, net	23,415	19,165
Goodwill	109,954	100,722
Intangible assets, net	85,561	87,139
Property, plant and equipment, net	596,138	543,068
Other assets	50,321	18,932
Total assets	$2,730,904	$2,574,450

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,722	$3,671
Accounts payable	30,466	36,302
Accrued expenses and other liabilities	151,431	154,640
Income taxes payable	19,944	51,161
Total current liabilities	205,563	245,774
Deferred income taxes and other long-term liabilities	105,772	80,734
Long-term debt, net of current portion	38,909	41,707
Total liabilities	350,244	368,215
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,662,933 and 53,035,843 shares issued and outstanding, respectively, at September 30, 2019; 54,371,701 and 52,941,607 shares issued and outstanding, respectively, at December 31, 2018	5	5
Treasury stock, at cost, 1,627,090 and 1,430,094 shares held at September 30, 2019 and December 31, 2018, respectively.	(250,919)	(224,998)
Additional paid-in capital	772,152	744,937
Retained earnings	2,033,184	1,848,500
Accumulated other comprehensive loss	(174,311)	(162,896)
Total IPG Photonics Corporation equity	2,380,111	2,205,548
Non-controlling interests	549	687
Total equity	2,380,660	2,206,235
Total liabilities and equity	$2,730,904	$2,574,450

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Cash flows from operating activities:
Net income	$184,564	$328,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,531	58,894
Provisions for inventory, warranty & bad debt	38,748	30,582
Other	29,244	20,682
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	(15,699)	(27,377)
Inventories	(51,032)	(122,051)
Other	(64,774)	(9,182)
Net cash provided by operating activities	193,582	280,251
Cash flows from investing activities:
Purchases of property, plant and equipment	(107,540)	(133,355)
Proceeds from sales of property, plant and equipment	348	755
Purchases of investments	(557,674)	(566,498)
Proceeds from sales of investments	568,501	286,346
Acquisitions of businesses, net of cash acquired	(15,115)	(4,423)
Other	243	307
Net cash used in investing activities	(111,237)	(416,868)
Cash flows from financing activities:
Principal payments on long-term borrowings	(2,747)	(2,696)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	1,644	12,115
Cash contributed by non-controlling interest	—	378
Purchase of treasury stock, at cost	(25,921)	(111,926)
Net cash used in financing activities	(27,024)	(102,129)
Effect of changes in exchange rates on cash and cash equivalents	(16,561)	(23,548)
Net increase (decrease) in cash, cash equivalents and restricted cash	38,760	(262,294)
Cash and cash equivalents — Beginning of period	544,358	909,900
Cash, cash equivalents and restricted cash — End of period	$583,118	$647,606
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,655	$2,402
Cash paid for income taxes	$97,172	$94,801

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Step-up of inventory (1):
Cost of sales	$—	$50	$—	$556
Amortization of intangible assets:
Cost of sales	1,484	1,513	4,318	4,026
Sales and marketing	1,973	469	5,783	1,635
Research and development	160	—	480	160
Total acquisition related costs and other charges	$3,617	$2,032	$10,581	$6,377

(1) 2018 amount relates to ILT step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Cost of sales	$2,575	$1,920	$6,806	$5,243
Sales and marketing	1,266	737	2,907	1,964
Research and development	2,035	1,781	5,955	4,894
General and administrative	2,678	3,281	10,096	9,342
Total stock-based compensation	8,554	7,719	25,764	21,443
Tax benefit recognized	(2,074)	(1,813)	(6,121)	(5,054)
Net stock-based compensation	$6,480	$5,906	$19,643	$16,389

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Excess tax benefit on exercise of stock options included in net income	$240	$1,713	$4,469	$13,780